EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") effective as of the 16th day of October, 2013 (the "Effective Date"), by and between LAREDO OIL, INC., a Delaware corporation with offices at 111 Congress Avenue, Suite 400; Austin, Texas 78701 (the "Corporation"), and CHRISTOPHER E. LINDSEY, an individual residing at 103 E. Fairbranch Circle, The Woodlands, Texas 77382 ("Employee").

WITNESSETH:

WHEREAS, the Employee desires to be employed by the Company as its General Counsel and the Company wishes to employ Employee in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Employee hereby agree as follows:

1.           Employment and Duties. The Company agrees to employ and Employee agrees to serve as the Company's General Counsel. The duties and responsibilities of Employee shall include the duties and responsibilities as the Company's Chief Executive Officer may from time to time reasonably assign to Employee. Employee shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent performance of the duties and responsibilities duly assigned to him pursuant to this Agreement.

Employee acknowledges that the Company has entered into a Management Services Agreement dated June 14, 2011 as amended from time to time (the "MSA") with Stranded Oil Resources Corporation ("SORC") and that Employee's employment with the Company is conditioned upon Employee executing an Inducement Letter for the benefit of SORC, in the form attached hereto as Exhibit A (the "Inducement Letter"). The Employee agrees that his duties and responsibilities include those set forth next to his name in the Exhibits to the MSA, and further agrees to abide by the terms of the MSA and the Inducement Letter, the latter of which shall be deemed incorporated herein and deemed a part of this Agreement.

2.           Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three years and shall be automatically renewed for successive one year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three months prior to the expiration of the initial term or any renewal term of this Agreement. "Employment Period" shall mean the initial three year term plus renewals, if any.

3.           Place of Employment. Employee's services shall be performed at the Company's offices located in the vicinity of Austin, Texas and any other location in the United States where the Company now or hereafter has a business facility. The parties acknowledge, however, that Employee will be required to travel outside of Texas in connection with the performance of his duties hereunder. The parties agree that, initially, the Employee shall commute to the Company's offices in Austin, Texas and Golden, Colorado from his residence listed above. On or before June 1, 2015, Employee shall relocate as agreed by the parties to either Austin, Texas or Golden, Colorado. In the event of such relocation, the Company will reimburse Employee for all actual reasonable relocation expenses, not including housing differentials.

4.           Base Salary. For all services to be rendered by Employee pursuant to this Agreement, the Company agrees to pay Employee during the Employment Period a base salary (as it may be increased from time to time, the "Base Salary") at an annual rate of $300,000 ($25,000 per month). The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices and associated adjustments available to Company executives.

5.           Bonuses. During the term of this Agreement, the Employee shall be entitled to annual bonuses as determined by the Board of Directors of the Company (the "Board") in its sole discretion.

6.           Expenses. Employee shall be entitled to the following monthly allowances:

a)	Professional - of $1,000/month; and

b)	Phone - Employee shall be entitled to a Company-paid mobile phone plan, as determined by the Company in its sole discretion.

Employee shall also be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Employee while employed in the performance of his duties and responsibilities under this Agreement, provided that Employee shall properly account for such expenses in accordance with Company policies and procedures.

7.           Other Benefits. During the term of this Agreement, the Employee shall have the right to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, 'Benefit Plans"), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's other executives.

8.           Vacation. During the term of this Agreement, the Employee shall be entitled to accrue, on a pro rata basis, fifteen (15) paid vacation days during the first 12 months of this Agreement and twenty (20) vacation days per year thereafter. Vacation shall be taken at such times as are mutually convenient to the Employee and the Company and no more than ten (10) consecutive days shall be taken at any one time without Company approval in advance. The Employee shall be entitled to carry over any accrued, unused vacation days from year to year, up to a maximum of thirty (30) vacation days.

9.           Stock Option Grant. Subject to approval of the Board, you will be granted an option (the "Option") to purchase 800,000 shares of the Company's common stock. The Option will be granted in accordance with the terms of the Company's Long Term Incentive Plan (the "Plan"). The option exercise price will be the fair market value of the Company's common stock (as determined by the Board at the meeting at which the Option is approved) and your vesting schedule will be as set forth in the Plan or as otherwise determined by the Board at the time the Option is approved.

10.          Termination of Employment.

(a)           Death or Disability. If, during the term of this Agreement, Employee dies or is prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Employee's employment with the Company shall automatically terminate and the Company shall have no further obligations to the Employee or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Employee or Employee's heirs, administrators or executors any earned but unpaid Base Salary and vacation pay and reimbursement of any and all reasonable expenses paid or incurred by the Employee in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. In addition, the Employee's spouse and minor children shall be entitled to continued coverage for a period of one year following the termination of employment, at the Company's expense, under all health, medical, dental and vision insurance plans in which the Employee was a participant immediately prior to his last date of employment with the Company. For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by the Employee, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three months during any twelve consecutive months.

(b)           For Cause by the Company. At any time during the term of this Agreement, the Company may terminate this Agreement and the Employee's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean: (i) the damaging, willful and continued failure of the Employee to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Employee's death or Disability), (ii) violation of Sections 11 or 12 of this Agreement, or (iii) fraud, dishonesty or gross misconduct. Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Employee or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Employee any earned but unpaid Base Salary and vacation pay, and reimbursement of any and all reasonable expenses paid or incurred by the Employee in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(c)           Without Good Reason by the Employee. At any time during the term of this Agreement, the Employee shall be entitled to terminate this Agreement and the Employee's employment with the Company without Good Reason (as defined below) by providing prior written notice of at least 30 days to the Company. Upon termination by the Employee of this Agreement and the Employee's employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Employee or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Employee any earned but unpaid Base Salary, unused vacation days accrued through the Employee's last day of employment with the Company and reimbursement of any and all reasonable expenses paid or incurred by the Employee in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)           With Good Reason by the Employee. At any time during the term of this Agreement, subject to the conditions set forth below, the Employee may terminate this Agreement and the Employee's employment with the Company for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events: (i) the assignment, without the Employee's consent, to the Employee of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (ii) a reduction in Employee's Base Salary, unless as part of an overall company reduction; or (iii) a material breach by the Company of this Agreement. The Employee shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within 30 days of its receipt from the Employee of such written notice.

In the event that the Employee terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Employee (or, following his death, to the Employee's heirs, administrators or executors): (A) any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through the Employee's last day of employment with the Company; (B) continued coverage, at the Company's expense, under all Benefits Plans in which the Employee was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Employee following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of two years following the termination of employment; (C) reimbursement of any and all reasonable expenses paid or incurred by the Employee in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date; and (D) the Base Salary, as in effect immediately prior to the Employee's termination hereunder, for a period of one year from the termination date. All payments due hereunder shall be payable according to the Company's standard payroll procedures. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(e)           Without Cause by the Company. At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement and the Employee's employment with the Company without Cause by providing prior written notice of at least 30 days to the Employee. Upon termination by the Company of this Agreement and the Employee's employment with the Company without Cause, the Company shall pay or provide to the Employee (or, following his death, to the Employee's heirs, administrators or executors): (A) any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through the Employee's last day of employment with the Company; (B) continued coverage, at the Company's expense, under all Benefits Plans in which the Employee was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Employee following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of two years following the termination of employment; (C) reimbursement of any and all reasonable expenses paid or incurred by the Employee in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date; and (D) the Base Salary, as in effect immediately prior to the Employee's termination hereunder, for a period of one year from the termination date. All payments due hereunder shall be payable according to the Company's standard payroll procedures. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

11.           Confidential Information.

(a)           Disclosure of Confidential Information. The Employee recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding Stranded Oil Resources Corporation, the Company, its subsidiaries and their respective businesses ("Confidential Information"), including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Employee. The Employee acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Employee will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Employee during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain.

(b)           The Employee affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company.

(c)           In the event that the Employee's employment with the Company terminates for any reason, the Employee shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information.

12.          Non-Competition and Non-Solicitation.

(a)          The Employee agrees and acknowledges that the Confidential Information that the Employee has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Employee agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Employee. The Employee also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the "Territory") (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

(b)           The Employee hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than two percent (2%) of the outstanding voting shares of any publicly held company), or whether on the Employee's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and for a period of one year thereafter, to the extent described below, within the Territory:

(1)           Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the primary business of the Company;

(2)           Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, of the Company to leave the employment thereof, whether or not any such employee is party to an employment agreement;

(3)           Attempt in any manner to solicit or accept from any customer of the Company, with whom the Company had significant contact during Employee's employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the Business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4)           Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the Business of the Company.

13.           Miscellaneous.

(a)           The Employee acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. The parties understand and intend that each restriction agreed to by the Company or the Employee hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)          Neither the Employee nor the Company may assign. or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Employee hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder and the successor shall deem this Agreement to be binding in its entirety.

(c)          This Agreement, the Inducement Letter and any option agreement between the parties and the terms of any other agreement incorporated by reference herein or therein constitute and embody the full and complete understanding and agreement of the parties with respect to the Employee's employment by the Company, supersede all prior understandings and agreements, whether oral or written, between the Employee and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged, unless otherwise provided herein or therein. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)          This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)          The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Texas.

(h)           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i)           The Employee represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Employee is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Employee and the Company have caused this Employee Employment Agreement to be executed as of the date first above written.

CHRISTOPHER E. LINDSEY

By:	/s/ Christopher E. Lindsey

LAREDO OIL, INC.

By:	/s/ Mark See
	Name:	Mark See
	Title:	CEO